PRESS RELEASE

Blue Bird Appoints Julie Fream to Board of Directors

Experienced automotive executive brings decades of strategy, sales, and business development experience to the Blue Bird Board

MACON, Ga. (Oct. 23, 2023) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, today announced that Julie A. Fream has joined the company’s Board of Directors. Fream succeeds Adam Gray, managing partner of Coliseum Capital Management LLC, who has decided to step down from the Board following Coliseum’s sale of its Blue Bird holdings through a secondary offering.

Fream is a business strategy and implementation expert with 40 years of automotive industry and board experience. Since 2013, she has been the president and CEO of MEMA Original Equipment Suppliers, a 500+ company-member trade association that advocates and advances vehicle suppliers’ business needs in North America. Fream continues to steer the organization as the vehicle industry undergoes a major transformation to clean-powertrain technologies.

Fream is the founding chair of the Board of Directors for Corewell Health, a $14 billion healthcare system formed in 2022. From 2011 to 2018, she served an eight-year term as a governor-appointed trustee for Michigan Technological University, a research university focused primarily on engineering and related fields. From 2014 to 2016, Fream served as chair of the Michigan Tech Board of Trustees.

“We are delighted to have Julie join our Board at this unprecedented time in Blue Bird’s evolution, as we build on our leadership in zero- and low-emission student transportation and look forward to continued profitable growth,” said Phil Horlock, CEO of Blue Bird Corporation. “Julie’s strategic and business development expertise, broad industry experience and extensive knowledge of the automotive-supply base adds to our Board’s capabilities. We look to our Board members to actively engage in the strategic direction and oversight of our Company, and with Julie’s automotive experience and accomplishments, I know she will be a great addition.”

Added Horlock: “On behalf of the Board, I would also like to extend our deepest gratitude to Adam Gray for his strategic guidance and unwavering commitment to Blue Bird since rejoining the Board in 2021.”

Fream has received many honors during her distinguished career, including being recognized among the “Top 100 Influential Women in Michigan” by Crain’s Detroit Business in 2016 and 2021. In addition, she was named one of the “Top 100 Leading Women in the North American Automotive Industry” by Automotive News in 2015 and 2020.

Fream holds an MBA from Harvard Business School and a B.S. in Chemical Engineering from Michigan Technological University.

Press Photo/Caption: Blue Bird Corporation appointed Julie A. Fream, a veteran automotive executive, to its Board of Directors.

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. Blue Bird buses carry the most precious cargo in the world – the majority of 25 million children twice a day – making us the most trusted brand in the industry. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Investor Contact
Mark Benfield
Blue Bird Corporation
T: +1.478.822.2315
E: Mark.Benfield@blue-bird.com